UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT - INTERIM FILING)


UAL CORPORATION
(NAME OF ISSUER)
COMMON
CLASSES M, P, AND S ESOP VOTING JUNIOR PREFERRED-VOTING ONLY
(TITLE CLASS OF SECURITIES)
902549500
(CUSIP NUMBER)
08/31/99
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

(X)  RULE 13D-1(B)
( )  RULE 13D-1(C)
( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).














CUSIP NO. 902549500		SCHEDULE 13G 		PAGE 2 OF 5 PAGES


1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
STATE STREET BANK AND TRUST COMPANY, TRUSTEE  04-1867445
UAL CORPORATION EMPLOYEE STOCK OWNERHIP PLAN

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

NOT APPLICABLE							A __
B __
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

BOSTON, MASSACHUSETTS

5. SOLE VOTING POWER
0 SHARES
6. SHARED VOTING POWER
0 SHARES
7. SOLE DISPOSITIVE POWER
0 SHARES
8. SHARED DISPOSITIVE POWER
48,738,961.684 	SHARES (REPRESENTS 12,184,740.421 SHARES CLASS-I
NON-VOTING ESOP CONVERTIBLE PREFERRED STOCK.
CONVERTIBLE INTO COMMON [RATIO  1 PFD = 4 COM])

9. AGGREGTED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
48,738,961.684 	SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

46.1%	COMMON

12. TYPE OF REPORTING PERSON*

BK




CUSIP NO. 902549500		SCHEDULE 13G 		PAGE 2A OF 5 PAGES


1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
STATE STREET BANK AND TRUST COMPANY, TRUSTEE  04-1867445
UAL CORPORATION EMPLOYEE STOCK OWNERHIP PLAN

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

NOT APPLICABLE							A __
B __
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

BOSTON, MASSACHUSETTS

5. SOLE VOTING POWER
0 SHARES
6. SHARED VOTING POWER
0 SHARES
7. SOLE DISPOSITIVE POWER
0 SHARES
8. SHARED DISPOSITIVE POWER
3,841,829.200 	SHARES  (REPRESENTS 960,457.300 SHARES CLASS-II
NON-VOTING ESOP CONVERTIBLE PREFERRED STOCK.
CONVERTIBLE INTO COMMON [RATIO 1 PFD=4 COM])

9. AGGREGTED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,841,829.200	SHARES*

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.6%	COMMON

12. TYPE OF REPORTING PERSON*

BK




CUSIP NO. 902549500		SCHEDULE 13G 		PAGE 2B OF 5 PAGES


1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
STATE STREET BANK AND TRUST COMPANY, TRUSTEE  04-1867445
UAL CORPORATION EMPLOYEE STOCK OWNERHIP PLAN

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

NOT APPLICABLE							A __
B __
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

BOSTON, MASSACHUSETTS

5. SOLE VOTING POWER
0 SHARES
6. SHARED VOTING POWER
5,764,502.860 	PREFERRED SHARES (5,764,502.860 SHARES CLASS P
ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF
THE VOTING POWER OF THE CORPORATION.  VOTING POWER
LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS).
7. SOLE DISPOSITIVE POWER
0 SHARES
8. SHARED DISPOSITIVE POWER
2,305.801 SHARES (5,764,502.860 PREFERRED SHARES CONVERTIBLE TO
COMMON [RATIO  2500 PFD = 1 COM])

9. AGGREGTED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,764,502.860 	PREFERRED SHARES (5,764,502.860 SHARES CLASS P
ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF
THE VOTING POWER OF THE CORPORATION.  VOTING POWER
LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS).

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

100%	CLASS P ESOP VOTING JUNIOR PREFERRED
25.4%	VOTING POWER

12. TYPE OF REPORTING PERSON*

BK


CUSIP NO. 902549500		SCHEDULE 13G 		PAGE 2C OF 5 PAGES


1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
STATE STREET BANK AND TRUST COMPANY, TRUSTEE  04-1867445
UAL CORPORATION EMPLOYEE STOCK OWNERHIP PLAN

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

NOT APPLICABLE							A __
B __
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

BOSTON, MASSACHUSETTS

5. SOLE VOTING POWER
0 SHARES
6. SHARED VOTING POWER
4,838,090.172 	PREFERRED SHARES (4,838,090.172 SHARES CLASS M
ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4%
VOTING POWER OF THE CORPORATION.  VOTING POWER
LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS).
7. SOLE DISPOSITIVE POWER
0 SHARES
8. SHARED DISPOSITIVE POWER
1,935.236		(4,838,090.172 PREFERRED SHARES CONVERTIBLE TO
COMMON [RATIO  2500 PFD = 1 COM])

9. AGGREGTED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,838,090.172 	PREFERRED SHARES (4,838,090.172 SHARES CLASS M
ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4% OF
THE VOTING POWER OF THE CORPORATION.  VOTING POWER
LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS).

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

100%	CLASS M ESOP VOTING JUNIOR PREFERRED
20.4%	VOTING POWER

12. TYPE OF REPORTING PERSON*

BK


CUSIP NO. 902549500		SCHEDULE 13G 		PAGE 2D OF 5 PAGES


1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
STATE STREET BANK AND TRUST COMPANY, TRUSTEE  04-1867445
UAL CORPORATION EMPLOYEE STOCK OWNERHIP PLAN

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

NOT APPLICABLE							A __
B __
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

BOSTON, MASSACHUSETTS

5. SOLE VOTING POWER
0 SHARES
6. SHARED VOTING POWER
2,147,436.145 	PREFERRED SHARES (2,147,436.145 SHARES CLASS S
ESOP VOTING JUNIOR PREFERRED REPRESENTS 9.2%
VOTING POWER OF THE CORPORATION.  VOTING POWER
LIMITED TO MATTERS OTHER THAN THE VOTE FOR
DIRECTORS).
7. SOLE DISPOSITIVE POWER
0 SHARES
8. SHARED DISPOSITIVE POWER
858.974		(2,147,436.145 PREFERRED SHARES CONVERTIBLE TO
COMMON [RATIO  2500 PFD = 1 COM])
9. AGGREGTED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,147,436.145	PREFERRED SHARES (2,147,436.145 SHARES CLASS S
ESOP VOTING JUNIOR PREFERRED REPRESENTS 9.2% OF
THE VOTING POWER OF THE CORPORATION.  VOTING POWER
LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS).

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

100%	CLASS S ESOP VOTING JUNIOR PREFERRED
9.2%	VOTING POWER

12. TYPE OF REPORTING PERSON*

BK


CUSIP NO. 902549500		SCHEDULE 13G 		PAGE 2E OF 5 PAGES


1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
STATE STREET BANK AND TRUST COMPANY, TRUSTEE ACTING IN VARIOUS
FIDUCIARY CAPACITIES 04-1867445

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

NOT APPLICABLE							A __
B __
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

BOSTON, MASSACHUSETTS

5. SOLE VOTING POWER
160,635 SHARES
6. SHARED VOTING POWER
0 SHARES
7. SOLE DISPOSITIVE POWER
171,355 SHARES
8. SHARED DISPOSITIVE POWER
0 SHARES
9. AGGREGTED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
171,355 SHARES*

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

 .2%

12. TYPE OF REPORTING PERSON*

BK




CUSIP NO. 902549500		SCHEDULE 13G 		PAGE 3 OF 5 PAGES
ITEM 1.

(A) NAME OF ISSUER

UAL CORPORATION

(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

UAL CORPORATION
1200 EAST ALGONQUIN ROAD
ELK GROVE VILLAGE, ILLINOIS  60007

ITEM 2.

(A) NAME OF PERSON FILING

STATE STREET BANK AND TRUST COMPANY, TRUSTEE


(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
RESIDENCE

225 FRANKLIN STREET, BOSTON, MA  02110


(C) CITIZENSHIP

BOSTON, MASSACHUSETTS


(D) TITLE CLASS OF SECURITIES
COMMON
CLASS M, P, AND S ESOP VOTING JUNIOR PREFERRED


(E) CUSIP NUMBER

902549500


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(B)   X 	BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT




CUSIP NO. 902549500		SCHEDULE 13G 		PAGE 4 OF 5 PAGES
ITEM 4. OWNERSHIP

(A) AMOUNT BENEFICIALLY OWNED
160,635 COMMON VOTING SHARES
52,752,145.884 COMMON & COMMON EQUIVALENT DISPOSITIVE SHARES
12,750,029.177 ESOP VOTING JUNIOR PREFERRED

(B) PERCENT OF CLASS
 .2% COMMON VOTING
49.9% COMMON DISPOSITIVE
55% (ESOP VOTING JUNIOR PREFERRED VOTING ONLY)

(C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
(I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
160,635 SHARES
(II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
12,750,029 SHARES (REPRESENTS 55% VOTING POWER OF THE
CORPORATION)
(III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
171,355 SHARES
(IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF
52,585,890.90 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

UAL CORPORATION ESOP = 49.8%

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

                                                      PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

  					9 SEPTEMBER 1999

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



					/s/JUDITH DORIAN
					 VICE PRESIDENT